Exhibit 99.1

Media contact: Karla Olsen, manager, corporate communications Phone: 888.613.0003 FAX: 316.261.6769 karla.olsen@WestarEnergy.com
Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce.burns@WestarEnergy.com

WESTAR ENERGY BOARD PROMOTES WILLIAM MOORE TO PRESIDENT AND CEO; CEO JAMES HAINES ANNOUNCES RETIREMENT

TOPEKA, Kan., April 25, 2007 — The Westar Energy, Inc. (NYSE:WR) board of directors announced today that William Moore, 54, will succeed Chief Executive Officer James Haines. Moore will also become a member of the board May 1, 2007. He currently is president and chief operating officer. Haines announced his retirement as CEO effective June 30, 2007.

“The board is pleased to appoint Bill Moore as Westar’s president and CEO. For several years, the board has been active in succession planning, and we are confident that the company will continue to succeed under Bill’s leadership,” said Charles Q. Chandler, IV, chairman of the board. “The board also thanks Jim Haines for his great leadership and unwavering commitment to Westar’s success.”

Moore rejoined Westar Energy in late 2002 from his position as senior managing director and senior adviser for Saber Partners, LLC. His previous years with Westar began in 1978 as a finance assistant. He held numerous financial positions with the company, becoming vice president, finance in 1985, and executive vice president and chief financial officer in 1998 until he left the company in 2000. Upon his return, he served as executive vice president and chief operating officer until 2006 when he became president and chief operating officer.

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Moore earned his bachelor of business administration degree from Wichita State University in 1974. He currently lives in Wichita but will be relocating to Topeka. He and his wife, Shelly, have two adult sons.

Moore has been very active in the Wichita community where he serves on the executive board of the Wichita Area Chamber of Commerce, is chair of Goodwill Industries, Easter Seals of Kansas, and is on the executive committee of the Wichita University Foundation Board of Directors, among many other civic and charitable activities. He served as the 2004 campaign chair for the United Way of the Plains.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 669,000 customers in the state. Westar Energy has about 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-K for the period ended Dec. 31, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.